Exhibit 99.A9(3)
AMENDMENT
TO CHIEF COMPLIANCE OFFICER SERVICES AGREEMENT
     This Amendment (the “Amendment”) to the Chief Compliance Officer Service Agreement between ALPS Fund Services, Inc. (“ALPS”) and PDR Services LLC (“PDR”), as sponsor for the DIAMONDS Trust Series 1 (“Trust”), dated October 5, 2004 (the “Agreement”) is made as of this 1st day of November, 2009.
     WHEREAS, ALPS and PDR wish to amend the Agreement by means of the Amendment.
     NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:
     1. SECTION 1 (Term of Agreement) of the Agreement is deleted in its entirety and replaced with the following.
     PDR hereby retains ALPS, on behalf of the Trust, in accordance with the terms of this Agreement, and this Agreement shall continue automatically for successive one-year periods ending October 31 each year (a) unless either party elects not to renew by giving not less than 90 days’ prior written notice to the other before the end of the then current term or (b) unless earlier terminated in accordance with the terms of Section 8.
     2. PDR and ALPS hereby agree that the current term of the Agreement ends on October 31, 2010.
     3. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

ALPS Fund Services, Inc.
By:	/s/ Jeremy O. May
	Name:	Jeremy O. May
	Title:	President

PDR Services LLC
By:	/s/ Lisa M. Dallmer
	Name:	Lisa M. Dalmer
	Title:	President

13